Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)
	Three Months Ended September			Year-To-Date September
	2021	2020	Change	2021	2020	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,186	$949	$237	$2,899	$2,301	$598
Non-Fuel	3,365	3,294	71	8,593	8,202	391
Wholesale Electric Revenues	731	584	147	1,822	1,473	349
Other Electric Revenues	179	164	15	525	484	41
Natural Gas Revenues	623	477	146	2,994	2,362	632
Other Revenues	154	152	2	513	436	77
Total Revenues	6,238	5,620	618	17,346	15,258	2,088
Fuel and Purchased Power	1,522	1,163	359	3,642	2,801	841
Cost of Natural Gas	129	71	58	943	654	289
Cost of Other Sales	71	72	(1)	255	201	54
Non-Fuel O&M	1,446	1,286	160	4,257	3,785	472
Depreciation and Amortization	896	889	7	2,658	2,619	39
Taxes Other Than Income Taxes	312	304	8	969	932	37
Estimated Loss on Plant Vogtle Units 3 and 4	264	—	264	772	149	623
(Gain) Loss on Dispositions, net	(125)	—	(125)	(179)	(39)	(140)
Total Operating Expenses	4,515	3,785	730	13,317	11,102	2,215
Operating Income	1,723	1,835	(112)	4,029	4,156	(127)
Allowance for Equity Funds Used During Construction	49	38	11	140	106	34
Earnings from Equity Method Investments	30	33	(3)	35	105	(70)
Interest Expense, Net of Amounts Capitalized	451	443	8	1,352	1,343	9
Impairment of Leveraged Leases	—	—	—	7	154	(147)
Other Income (Expense), net	131	113	18	297	319	(22)
Income Taxes	372	293	79	550	443	107
Net Income	1,110	1,283	(173)	2,592	2,746	(154)
Less:
Dividends on Preferred Stock of Subsidiaries	4	4	—	11	11	—
Net Income (Loss) Attributable to Noncontrolling Interests	5	28	(23)	(27)	3	(30)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,101	$1,251	$(150)	$2,608	$2,732	$(124)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.